EXHIBIT 99.1

RockTenn Amends Share Repurchase Plan

NORCROSS, Ga., Sept. 15, 2014 (GLOBE NEWSWIRE) -- RockTenn (NYSE:RKT) today reported that its board of directors has amended the company's share repurchase plan to allow for the repurchase of a total of 16.9 million shares of common stock, an increase from the 9.2 million shares previously authorized. The company now has 10.0 million shares available for repurchase after this amendment. These shares may be purchased from time to time in open market or privately negotiated transactions. Prior to this board action, the company had repurchased 1.9 million shares during the current fiscal quarter.

"The board's action to increase the share repurchase program speaks to our continued confidence in our outlook for the long-term profitability and cash flow generation of our business and demonstrates our commitment to return capital to our shareholders in context of our capital allocation strategy," said Steve Voorhees, chief executive officer.

The timing, manner, price and amount of repurchases will be determined by the company in its discretion based on factors including the market price of the company's common stock, general economic and market conditions and applicable legal requirements.  The repurchase program may be commenced, suspended or discontinued at any time.

Cautionary Statements

Statements in this press release about our outlook for long-term profitability and cash flow generation and our commitment to return capital to our shareholders are forward-looking statements which reflect management's current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) the level of our indebtedness and increases in interest rates; (ii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation services, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products; (iii) global economic conditions and political changes, including but not limited to adverse conditions in the financial and capital markets, the amount of our future pension funding obligation, changes in tax laws and pension and health care costs; (iv) unanticipated expenditures related to the cost of compliance with existing and new environmental and other governmental regulations and to actual or potential litigation; (v) whether we experience a material disruption at one or more of our manufacturing facilities; and (vi) our ability to achieve the benefits we expect from our acquisitions, divestitures and restructurings. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

About RockTenn

RockTenn (NYSE:RKT) is one of North America's leading providers of packaging solutions and manufacturers of containerboard and paperboard. RockTenn's 27,000 employees are committed to exceeding their customers' expectations - every time. The company operates locations in the United States, Canada, Mexico, Chile and Argentina. For more information, visit www.rocktenn.com.

CONTACT: RockTenn
         John Stakel, 678-291-7901
         Senior Vice President-Treasurer
         jstakel@rocktenn.com